Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:
Jeremy Neuhart
News	PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG reports record fourth quarter sales, earnings per share

•	Quarterly sales increase to $3.4 billion, up 8 percent to new fourth quarter record

•	Earnings per share a fourth quarter record

•	Coatings and Optical and Specialty Materials segments deliver combined record sales and earnings

•	Commodity Chemicals segment posts 19 percent operating margins on higher prices

•	Sales in Asia/Pacific top $2 billion in 2010

•	Nearly $1 billion returned to shareholders in the form of dividends and share repurchases during the year

•	Company to focus on deployment of cash and short-term investments of nearly $2 billion for earnings growth

PITTSBURGH, Jan. 20, 2011 – PPG Industries (NYSE:PPG) today reported record sales for the fourth quarter 2010 of $3.4 billion, an increase of 8 percent versus the prior year’s fourth quarter. Reported net income for the quarter increased to $205 million, or $1.24 per share. Fourth quarter 2009 sales were $3.1 billion, and reported net income was $142 million, or 85 cents per share.

PPG’s fourth quarter 2010 adjusted net income was $207 million, or $1.25 per share. Fourth quarter 2009 adjusted net income was $144 million, or 86 cents per share. Both years include an aftertax charge of $2 million, or 1 cent per share, reflecting the net increase in the current value of the company’s obligation under its proposed asbestos settlement, which is pending court proceedings. A Regulation G Reconciliation of adjusted net income to reported net income is included below.

PPG’s annual sales for 2010 were $13.4 billion, an increase of 10 percent versus 2009 sales of $12.2 billion. PPG’s full year 2010 adjusted net income was $862 million, or $5.18 per share, compared with full year 2009 adjusted net income of $485 million, or $2.94 per share. Reported net income for 2010 increased to $769 million, or $4.63 per share. Full year 2009 reported net income was $336 million, or $2.03 per share.

“Our record fourth quarter sales and earnings capped what was an excellent year for PPG and give us momentum heading into 2011,” said Charles E. Bunch, PPG chairman and CEO. “In the quarter, our coatings and Optical and Specialty Materials segments combined to post sales and earnings records despite increasing raw materials costs for coatings. Our Commodity Chemicals and Glass segments continued their significant improvement trends by growing earnings by a combined $90 million year-over-year and delivering solid double-digit operating margins in a seasonally slow quarter.” Bunch said that the company’s selling prices increased in each quarter during the year, and its businesses in emerging regions once again grew by double-digit percentages.

“Our performance for all of 2010 demonstrates how strongly we are emerging from the recession, and we’re only now beginning to see the full earnings power of the company. In the last two quarters, we achieved record earnings per share, and we nearly posted a full-year record despite volumes that remain well below pre-recession levels,” Bunch said. “Despite a partial recovery, 2010 sales volumes still remained $1.2 billion below 2008 levels.

“The successful implementation of our strategy is enabling us to fully leverage our global breadth and leadership positions in coatings and optical products,” Bunch said. “Also, we have maintained a sharp cost and execution focus.” He said that PPG delivered $150 million in additional cost savings in 2010, bringing its total cost reductions since 2008 to more than $500 million.

“We continued our legacy of strong cash generation and rewarding shareholders and returned about 75 percent of PPG’s cash from operations, or about $1 billion, to shareholders in the form of an increased annual dividend payout and share repurchases,” Bunch said. PPG repurchased 8.1 million shares during the year.

“Looking ahead to 2011, we anticipate that the global economic recovery will strengthen and broaden,” Bunch said. “This should drive volume increases for PPG, which we expect to leverage into higher earnings through our continued cost focus.” He said the company is implementing price increases in its Commodity Chemicals segment and in each of its coatings segments to fully counter rising raw materials costs. Bunch concluded by saying that PPG is working on several initiatives to deploy its nearly $2 billion of cash and short-term investments to grow earnings.

PPG’s full year ongoing tax rate was 26 percent. This reduction from the previously forecasted full year rate of 27 percent and the impact of statutory tax rate changes contributed 9 cents to earnings per share in the quarter, including a catch-up of 6 cents from lowering the rate for the first nine months of the year. The tax rate was lowered due to benefits included in U.S. tax legislation passed late in the year and tax planning initiatives implemented during the fourth quarter. The company currently anticipates the 2011 ongoing tax rate to range between 26 and 27 percent.

Performance Coatings segment sales in the fourth quarter 2010 increased $76 million, or 7 percent, versus last year’s fourth quarter as a result of higher selling prices and volumes that improved in every region. Sales were aided by double-digit percentage growth in the aerospace and protective and marine coatings businesses and solid growth in the automotive refinish business. Volumes in the architectural coatings – Americas and Asia/Pacific business were flat. Segment earnings grew $21 million, or 14 percent, to a record $170 million as a result of the volume gains and a lower cost structure.

Industrial Coatings segment sales for the quarter rose $90 million, or 10 percent, versus improving prior year results. Volume recovery continued in several industrial end-use markets, particularly in the automotive OEM coatings business, where the recovery was supplemented by share gain. Asia/Pacific remained the strongest growth region, as total segment sales in that region surpassed those in the United States and Canada for the quarter. Segment earnings for the quarter were $79 million, a decrease of $10 million from the prior year’s fourth quarter. The benefit from improved volumes, lower costs and pricing did not fully offset raw material cost inflation.

Sales for the Architectural Coatings – EMEA (Europe, Middle East and Africa) segment for the quarter decreased $31 million, or 7 percent, versus the prior year due to negative currency conversion of $28 million and mid-single-digit volume declines, partly countered by solid pricing gains. Segment earnings declined $9 million due to the lower sales volumes.

The Optical and Specialty Materials segment delivered record fourth quarter sales and earnings. Segment sales for the quarter increased $23 million, or 9 percent, versus the prior year as a result of double-digit percentage volume growth, offset slightly by negative currency conversion. Segment earnings improved $10 million to $57 million, primarily as a result of the higher sales volumes, offset slightly by increased selling and advertising costs to support the sales growth.

Commodity Chemicals segment sales for the quarter increased $70 million, or 23 percent, versus the prior year due to higher pricing. Segment earnings grew $65 million due to the improved pricing, partially offset by higher maintenance costs.

Glass segment sales increased $35 million, or 16 percent, compared with the prior year as a result of improved volumes and pricing. Segment income was $29 million, an improvement of $28 million due to lower manufacturing costs, higher volumes and the impact of higher pricing.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2010 were $13.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will provide additional commentary on its website relating to its financial performance at 1 p.m. ET today, Jan. 20. The company will hold a conference call to review its fourth quarter financial performance at 2 p.m. ET. The dial-in numbers are: in the United States, 866-804-6926; international, 857-350-1672; passcode 48041814. The conference call also will be available in listen-only mode via Internet broadcast from PPG’s Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Thursday, Jan. 20, beginning at approximately 5 p.m. ET, through Thursday, Feb. 3, at 5 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 52120750. A Web replay also will be available on PPG’s Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET, today, Thursday, Jan. 20, 2011, through Friday, Jan. 20, 2012.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per common share (attributable to PPG) adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per common share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per common share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the fourth quarters 2010 and 2009 and the full years 2010 and 2009:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

	$	EPS
Fourth Quarter – 2010
Net Income (Attributable to PPG) as Reported	$205	$1.24
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$207	$1.25

	$	EPS
Fourth Quarter – 2009

Net Income (Attributable to PPG) as Reported	$142	$0.85
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$144	$0.86

	$	EPS
Full Year – 2010
Net Income (Attributable to PPG) as Reported	$769	$4.63
Change in U.S. Tax Law (U.S. Patient Protection and Affordable Care Act)	85	0.51
Net Charge for Asbestos Settlement	8	0.04

Adjusted Net Income	$862	$5.18

	$	EPS
Full Year – 2009
Net Income (Attributable to PPG) as Reported	$336	$2.03
Business Restructuring Charge	141	0.86
Net Charge for Asbestos Settlement	8	0.05

Adjusted Net Income	$485	$2.94

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Dec. 31		Year Ended Dec. 31
	2010	2009	2010	2009
Net sales	$3,379	$3,116	$13,423	$12,239
Cost of sales, exclusive of depreciation and amortization	2,086	1,934	8,214	7,539
Selling, R&D and admin expenses	871	859	3,373	3,324
Depreciation	86	90	346	354
Amortization	32	33	124	126
Interest expense	52	49	189	193
Asbestos settlement - net	3	3	12	13
Business restructuring	—	—	—	186
Other (earnings)/charges - net	(42)	(52)	(130)	(113)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	291	200	1,295	617
Income tax expense (Note A)	63	37	415	191

Net income attributable to the controlling and noncontrolling interests	228	163	880	426
Less: Net income attributable to noncontrolling interests	(23)	(21)	(111)	(90)

NET INCOME (ATTRIBUTABLE TO PPG)	205	142	769	336

Earnings per common share (attributable to PPG)	$1.26	$0.86	$4.67	$2.04

Earnings per common share (attributable to PPG) - assuming dilution	$1.24	$0.85	$4.63	$2.03

Average shares outstanding	162.8	166.0	164.5	164.8

Average shares outstanding - assuming dilution	164.9	167.1	165.9	165.5

Note A:

Income tax expense for the year ended December 31, 2010 includes expense of $85 million resulting from the reduction of our previously provided deferred tax asset related to our liability for retiree medical costs. The deferred tax asset was reduced due to tax law changes included in health care legislation enacted by Congress in March 2010, that included a provision to reduce the amount of retiree medical costs that will be deductible after Dec. 31, 2012. Tax expense for 2010 also includes a $5 million benefit as a result of enacted changes in statutory tax rates. The remaining tax expense for the year ended December 31, 2010, of $335 million represents an effective tax rate on pretax earnings of approximately 26 percent.

The effective tax rate on pretax earnings for the year ended December 31, 2009 was 31 percent, consisting of tax benefits of 24 percent on the charge for business restructuring, 38 percent on the asbestos charge, and $2 million stemming from audit settlements while the remaining tax expense represents approximately 30 percent on the remaining pretax earnings.

BALANCE SHEET HIGHLIGHTS (unaudited)

($ in millions)	Dec. 31 2010	Dec. 31 2009
Current assets:
Cash and cash equivalents	$1,341	$1,057
Short-term investments	637	7
Receivables - net	2,778	2,628
Inventories	1,573	1,548
Other	729	741

Total current assets	$7,058	$5,981

Current liabilities:
Short-term debt and current portion of long-term debt	$28	$272
Asbestos settlement	578	534
Accounts payable and accrued liabilities	3,019	2,771

Total current liabilities	$3,625	$3,577

Long-term debt	$4,043	$3,074

PPG OPERATING METRICS (unaudited)

($ in millions)	Dec. 31 2010	Dec. 31 2009
Operating Working Capital (a)
Amount	$2,591	$2,672
As a percent of quarter sales, annualized	19.2%	21.4%

(a)	Operating working capital includes (1) receivables from customers, net of the allowance for doubtful accounts plus (2) inventories on a FIFO basis less (3) the trade creditor’s liability.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Dec. 31		Year Ended Dec. 31
	2010	2009	2010	2009
	(millions)
Net sales
Performance Coatings	$1,102	$1,026	$4,281	$4,095
Industrial Coatings	949	859	3,708	3,068
Architectural Coatings - EMEA	426	457	1,874	1,952
Optical and Specialty Materials	268	245	1,141	1,002
Commodity Chemicals	376	306	1,434	1,273
Glass	258	223	985	849

TOTAL	$3,379	$3,116	$13,423	$12,239

Segment income
Performance Coatings	$170	$149	$661	$551
Industrial Coatings	79	89	378	159
Architectural Coatings - EMEA	2	11	113	128
Optical and Specialty Materials	57	47	307	235
Commodity Chemicals	73	8	189	152
Glass	29	1	74	(39)

TOTAL	410	305	1,722	1,186
Legacy items (Note A)	(15)	(15)	(55)	(63)
Business restructuring (Note B)	—	—	—	(186)
Asbestos settlement - net	(3)	(3)	(12)	(13)
Interest expense, net of interest income	(43)	(42)	(155)	(166)
Unallocated stock-based compensation (Note C)	(18)	(13)	(52)	(34)
Other unallocated corporate expense (Note D)	(40)	(32)	(153)	(107)

INCOME BEFORE INCOME TAXES	$291	$200	$1,295	$617

Note A:

Legacy items include current costs related to former operations of the company including pension and other postretirement benefit costs, certain environmental remediation costs, and certain charges which are considered to be unusual or non-recurring. Legacy items also include equity earnings/(losses) from PPG’s approximate 40-percent investment in the former automotive glass and services business for the three months and years ended December 31, 2010 and 2009.

Note B:

For the year ended December 31, 2009, business restructuring includes charges of $39 million for the Performance Coatings segment, $91 million for the Industrial Coatings segment, $17 million for the Architectural Coatings - EMEA segment, $12 million for the Optical and Specialty Materials segment, $6 million for the Commodity Chemicals segment, $13 million for the Glass segment, and $8 million for corporate.

Note C:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.

Note D:

The increase in corporate unallocated costs in 2010 is due to higher variable pay and benefit costs and transaction losses on foreign currency balance sheet exposures.